Exhibit 99.1

SunVault Energy, Inc. (SVLT) Announces Former United States Secretary of Energy, William (Bill) Richardson, to Join Its Board of Directors

FAIRVIEW, TX, Jul 09, 2013 (Marketwired via COMTEX) -- SunVault Energy, Inc. (OTCBB: SVLT) announces the acceptance of former United States Secretary of Energy, William (Bill) Richardson, to its Board of Directors.

Former United States Secretary of Energy, Governor of New Mexico, Ambassador to the United Nations and Nobel Prize nominee, William (Bill) Richardson, has vetted the business strategy and has agreed to join the Board of Directors at SunVault Energy, Inc. effective July 8, 2013.

During his time as governor, Governor Richardson was responsible for making New Mexico the 'Clean Energy State' -- with his administration requiring utilities to meet 20 percent of New Mexico's electrical demand from renewable sources. This proactive mandate led to the subsequent establishment of the Renewable Energy Transmission Authority, which enabled New Mexico's renewable resources to be delivered and traded in the marketplace.

"The need for cost-effective, clean energy is a common thread that more than six billion people can universally agree upon," says John Crawford, President of SunVault Energy, Inc. "Mr. Richardson's global relationship base, diplomacy style and continual quest for demonstrable results is anticipated to facilitate SunVault with increased ability to execute our global strategy, as well as further develop our local, national and international footprint."

Prior to being elected governor, Mr. Richardson served for 15 years in New Mexico representing the 3rd Congressional District. In 1997 & 1998, Mr. Richardson served as the U.S. Ambassador to the United Nations; he was also unanimously confirmed by the U.S. Senate as Secretary of the U.S. Department of Energy under the Clinton administration.

Upon departing his public service office, Mr. Richardson was named chairman of APCO Worldwide's Global Political Strategies (GPS) as well as Special Envoy for the Organization of American States (OAS), adding another platform for initiatives within peace and reconciliation in the Western hemisphere. In addition, Mr. Richardson serves as Senior Fellow for Latin America at Rice University's James A. Baker III Institute for Public Policy and has joined several non-profit and for-profit boards, including Abengoa's International Advisory Board, the fifth-largest biofuels producer in the U.S., WRI World Resources Institute, Refugees International and the National Council for Science and the Environment. He also serves as a board of director member for Fuel Freedom, a nonprofit organization that advocates the end of the oil monopoly and promotes less expensive and healthier replacement fuels; and for Madrid-based Tecnicas Reunidas International, and AMP Electric Vehicles in the U.S.

About SunVault Energy, Inc.:

SunVault Energy, Inc. is committed to bringing cost effective generation and energy storage to the solar industry through a seamless, novel and simultaneous integration of energy generation and storage at the molecular level. This technical approach is a first and has the potential to enable the lowest overall system cost at maximum efficiency. SunVault's mandate is to deploy its platform in an attempt to eliminate the monthly electricity bill for anyone who uses electricity thereby positively impacting the lives of 6 billion people around the world. Neither the platform technology nor ensuing product roadmap are anticipated to be dependent upon government subsidy or tax incentive programs to create product demand.

For more information, visit the SunVault Energy website at http://www.sunvaultenergy.com/.

For corporate information, send email to question@sunvaultenergy.com.

Safe Harbor: Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." We undertake no obligation to update any forward-looking statements.

Contact:
John Crawford
SunVault Energy, Inc.
778-484-5159